Exhibit 10.17

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of November 1, 2017 (“Effective Date”), by and between 21st CENTURY TECHBANQ PASADENA LLC, a California limited liability company (“Landlord”), and ROCKLEY PHOTONICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A. Landlord and Tenant entered into a Lease, dated as of November 20, 2015 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement, dated as of April 27, 2016 (the “First Amendment”), and as further amended by that certain Second Amendment to Lease Agreement, dated as of April 7, 2017 (the “Second Amendment”) (the Existing Lease, First Amendment, and Second Amendment are collectively referred to as the “Lease”), for the premises consisting of a total of approximately 8,590 rentable square feet, located in the space commonly known at Suites 600 and 610 (approximately 7,678 rentable square feet) and Suite 200 (approximately 912 rentable square feet) (collectively the “Existing Premises”), on the 6th floor and 2nd floor, respectively, of the office building located at 234 E. Colorado Boulevard, Pasadena, California 91101 (the “Building”).

B. Tenant desires to expand the Existing Premises to include that certain space consisting of approximately 6,575 rentable square feet, located in the space commonly known as Suites 500 and 502, and Landlord and Tenant desire to otherwise to amend the Lease as set forth herein.

T E R M S

NOW, THEREFORE, in consideration of the mutual agreements contained in this Amendment, Landlord and Tenant agree as follows:

1. Incorporation of Recitals. The Recitals set forth above are incorporated herein by reference.

2. Definitions. All capitalized terms used herein, unless otherwise expressly defined in this Amendment, shall have the meanings ascribed to them in the Lease. In the event of any inconsistency between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

3. Modification of Existing Premises. Effective as of the Additional Expansion Premises Commencement Date (as defined in Section 4 below), Tenant shall lease from Landlord, and Landlord shall lease to Tenant, a portion of the fifth (5th) floor consisting of approximately 5,352 rentable square feet and located in a portion of the space commonly known as Suite 500 of 234 E. Colorado Blvd. - Rackley Photonics—Third Amendment to Lease Agreement (execution version) the Building (the “First Additional Expansion Premises”), as shown on Exhibit A attached hereto. On the first day of the seventh (7th) month following the Additional Expansion Premises Commencement Date, Tenant shall lease from Landlord, and Landlord shall lease to Tenant, a portion of the fifth (5th floor consisting of approximately 1,223 rentable square feet and located in a portion of the spaces commonly known as Suite 500 and Suite 502 of the Building (the “Second Additional Expansion Premises”), as shown on Exhibit A attached hereto. The First Additional Expansion Premises and the Second Additional Expansion Premises are collectively referred to as the “Additional Expansion Premises.”

4. Additional Expansion Premises Term. The term of Tenant’s lease of the First Additional Expansion Premises shall commence on the earlier of (a) Tenant’s occupancy of the First Additional Expansion Premises, or (h) the completion of Tenant Improvements (as set forth in Exhibit B below) (the “Additional Expansion Premises Commencement Date”), provided the Additional Expansion Premises Commencement Date shall commence no later than March 1, 2018. The term of Tenant’s lease of the Second Additional Expansion Premises shall commence on the first day of the seventh (7th) month following the Additional Expansion Premises Commencement Date. The term of Tenant’s lease of the Additional Expansion Premises shall be sixty four (64) full calendar months (plus any partial month at the beginning of the term) from the Additional Expansion Premises Commencement Date, and shall expire on the last day of the sixty fourth (64th) month from the Additional Expansion Premises Commencement Date (the “Additional Expansion Premises Term”).

5. Base Rent.

5.1 Existing Premises. Notwithstanding anything to the contrary in the Lease, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of Paragraph 10 of the Basic Lease Information and Section 3.1 of the Original Lease, Section 4 of the First Amendment, and Section 5 of the Second Amendment.

5.2 Additional Expansion Premises. Commencing on the Additional Expansion Premises Commencement Date, Tenant shall pay Base Rent for the Additional Expansion Premises as follows; provided, however, that Tenant shall have no obligation to pay Base Rent for the Second Additional Expansion Premises for the first six (6) months following the Additional Expansion Premises Commencement Date:

Date	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rental Square Foot
Lease Year 1 – (Months 1-6, plus any partial month)	$107,575.20 (Months 1-6, plus any partial month)	$17,929.20	3.35
Lease Year 1 - (Months 7-12)*	$132,157.50 (Months 7-12)	$22,026.25	$3.35
Lease Year 2 (Months 13-24)	$272,205.00	$22,683.75	$3.45
Lease Year 3 (Months 25-36)	$280,095.00	$23,341.25	$3.55
Lease Year 4 (Months 37-48)	$288,774.00	$24,064.50	$3.66
Lease Year 5 (Months 49-60)	$297,453.00	$24,787.75	$3.77
Lease Year 6 (Months 61-64)	$331,643.00	$25,511.00	$3.88

*	Assumes commencement of the payment of Base Rent for the Second Additional Expansion Premises on the first day of the seventh (7th) month following the Additional Expansion Premises Commencement Date.

For clarity, the changes in Base Rent for the Additional Expansion Premises as set forth in this Section 5.2 shall occur on the first (1st day of each Lease Year throughout the term of this Amendment. The term “Lease Year” as used herein shall mean each consecutive twelve (12) month period beginning with the Additional Expansion Premises Commencement Date (or the first day of the next calendar month if the Additional Expansion Premises Commencement Date is other than the first day of the month) and ending one year later, and each subsequent twelve (12) month period. The first Lease Year shall include the period between the Additional Expansion Premises Commencement Date and the first day of the month following the Additional Expansion Premises Commencement Date if the Additional Expansion Premises Commencement Date is not the first day of a calendar month. The last Lease Year shall end on the Lease Expiration Date, unless earlier terminated or otherwise extended by Landlord or Tenant.

6. Base Rent Abatement. Provided Tenant is not in default of the Lease (as hereby amended) beyond all applicable notice and cure periods, and notwithstanding anything to the contrary in the Lease, then during the period of four (4) months, from the second (2nd) through and including the fifth (5th) full calendar months following the Additional Expansion Premises Commencement Date (the “Rent Abatement Period”), Tenant shall not be obligated to pay Base Rent for the Additional Expansion Premises during the Rent Abatement Period (the “Rent Abatement”) (i.e., for a total Rent Abatement of $71,716.80). Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment, and for agreement to pay the Base Rent and to perform the terms and conditions otherwise required under the Lease, including this Amendment. If Tenant shall be in default under the Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to this Lease, then Landlord may at its option elect, in addition to any other remedies Landlord may have under the Lease, one or both of the remedies set forth in Section 3.2 of the Original Lease.

7. Tenant’s Share of Additional Rent; Base Year.

7.1 Existing Premises. Notwithstanding anything to the contrary in the Lease, Tenant shall continue to pay Tenant’s Share of Additional Rent for the Existing Premises in accordance with the terms of Section 3.3 of the Original Lease, Section 6 of the First Amendment, and Section 6 of the Second Amendment.

7.2 Additional Rent for the Additional Expansion Premises. Commencing on the Additional Expansion Premises Commencement Date, Tenant shall pay Tenant’s Share of Additional Rent for the Additional Expansion Premises in accordance with the terms of Sections 3.3 and 3.4 of the Original Lease; provided, however, that the Base Year shall be calendar year 2018 for the Additional Expansion Premises.

8. Additional Expansion Premises Security Deposit. Concurrently with Tenant’s execution of this Amendment, Tenant shall deliver to Landlord the sum of Fifty One Thousand Twenty Two and 00/100 Dollars ($51,022.00) to be held by Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease, as hereby amended (the “Additional Expansion Premises Security Deposit”); provided, however, that if Tenant has faithfully performed all of its obligations under the Lease, including this Amendment, and Tenant has not committed any default beyond any applicable notice and cure period during the Lease Term, then on the first day of the thirty-seventh (37th) month following the Additional Expansion Premises Commencement Date, the Additional Expansion Premises Security Deposit shall be reduced by Twenty Five Thousand Five Hundred Eleven and 00/100 Dollars ($25,511.00) (the “Additional Expansion Premises Security Deposit Reduction”), and Landlord shall return the Additional Expansion Premises Security Deposit Reduction to Tenant within thirty (30) days. The Additional Expansion Premises Security Deposit shall be held and applied in accordance with Section 7.1 of the Second Amendment.

9. Parking. Landlord and Tenant acknowledge and agree that as of the Additional Expansion Premises Commencement Date, Tenant shall be entitled to lease three (3) unreserved parking passes for every 1,000 rentable square feet of the Additional Expansion Premises. All such parking passes shall be subject to the applicable terms of the Lease including but not limited to Article 35 of the Original Lease, as amended by Section 8 of the First Amendment and Section 8 of the Second Amendment, and Exhibit E to the Original Lease.

10. Condition of Premises; Tenant Improvements.

10.1 Condition of Additional Expansion Premises. Tenant hereby accepts the Additional Expansion Premises in its presently existing, “as-is” condition and acknowledges that Landlord has no obligation whatsoever to improve, repair, renovate, restore, refurbish or provide any improvement work or services in or to the Additional Expansion Premises or to pay for the same, except as provided below in this Section 10.1, and neither Landlord nor any agent of Landlord has made or herein makes any representation or warranty concerning the Additional Expansion Premises, its condition, or its present suitability for Tenant’s use. Tenant shall construct improvements in the Additional Expansion Premises in accordance with the terms of the Construction Rider attached hereto as Exhibit B. Notwithstanding anything to the contrary in this Amendment, as of the date of delivery of the Additional Expansion Premises to Tenant, Landlord

shall provide Tenant with a tenant improvement allowance equal to Thirty Two and 50/100 Dollars ($32.50) per rentable square foot of the Additional Expansion Premises (the “Tenant Improvement Allowance”) to be used for the construction of improvements to the Additional Expansion Premises in accordance with the terms of the Construction Rider; provided, however, that the Tenant Improvement Allowance shall only be used for third party hard costs of Tenant (specifically excluding soft costs such as costs relating to Tenant’s fixtures, furniture, equipment, personal property, and data cabling).

11. Use of the Additional Expansion Premises. The Additional Expansion Premises shall be used in accordance with Section 5.1 of the Lease.

12. Expansion Premises Termination. Commencing on the Additional Expansion Premises Commencement Date, Tenant shall have the right to terminate its lease of the approximately nine hundred twelve (912) rentable square feet in the space commonly known as Suite 200 (the “Expansion Premises”), pursuant to Section 11 of the Second Amendment; provided, however, that notwithstanding anything to the contrary in the Lease, Tenant shall only be required to give Landlord two (2) weeks written notice that Tenant intends to terminate Tenant’s lease of the Expansion Premises.

13. Estoppel. Tenant hereby certifies and acknowledges that as of the date hereof (a) Landlord is not in default in any respect under the Lease, (b) Tenant does not have any defenses to its obligations under the Lease, (c) Landlord is holding the L-C from Tenant in the amount of $207,070.62, and (d) there are no offsets against rent payable under the Lease. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Amendment; and (iii) Landlord is relying on such representations in entering into this Amendment.

14. California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Building, Existing Premises, and Additional Expansion Premises, have not undergone inspection by a Certified Access Specialist (CASp). Landlord shall have no liability to Tenant arising out of or related to the fact that the Building, Existing Premises, and Additional Expansion Premises have not been inspected by a Certified Access Specialist (CASp), and Tenant waives all such liability and acknowledges that Tenant shall have no recourse against Landlord as a result of or in connection therewith. The following disclosure is hereby made pursuant to applicable California law: ”A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to connect violations of construction-related accessibility standards within the premises.” Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Project and shall be subject to Landlord’s prior written consent.

15. Extension Option. Tenant shall continue to have the right to the “Extension Option,” as defined and provided in Article 38 of the Original Lease, Section 11 of the First Amendment, and Section 10 of the Second Amendment, which Extension Option may be exercised with respect to the Existing Premises only.

Provided Tenant has not assigned this Lease or sublet the Premises or any portion thereof, and provided that Tenant is not in default under the Lease beyond any applicable notice and cure periods at the time of exercise or at any time thereafter until the beginning of the extension Term, Landlord hereby grants to Tenant the option to extend the Additional Expansion Premises Term (the ”Additional Expansion Premises Option”) for one (1) additional consecutive period of five (5) years (the ”Additional Expansion Premises Extension Period”) for the Additional Expansion Premises only. Tenant’s exercise of the Additional Expansion Premises Option shall be in accord with Section 38.1 of the Original Lease, and Tenant shall exercise the Additional Expansion Premises Option by giving written notice to Landlord at least ten (10) months prior to the expiration of the Additional Expansion Premises Term. Tenant’s Base Rent during the Additional Expansion Premises Extension Period shall be equal to the Fair Market Base Rental to be determined pursuant to Section 38.2 of the Original Lease.

16. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Amendment other than Cushman & Wakefield representing Landlord (the “Broker”). Landlord shall pay any commission owed to Broker pursuant to a separate agreement. Tenant warrants and represents to Landlord that in negotiating or making of this Amendment, neither Tenant nor anyone acting on Tenant’s behalf has dealt with any broker or finder who might be entitled to a fee or commission for this Amendment. Each party shall indemnify and hold the other harmless from any claim or claims including costs, expenses and reasonable attorney’s fees, incurred by the other asserted by any other broker or finder for a fee or commission based upon any dealings with or statements made by such party or such party’s representatives.

17. Ratification; No Further Modification. Except as set forth in this Amendment, all of the terms, covenants, conditions, provisions and agreements of the Lease shall apply with respect to the Additional Expansion Premises, and the Lease shall remain unmodified and in full force and effect. This Amendment shall be construed to be part of the Lease and shall be deemed incorporated into the Lease by this reference.

18. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

19. Successors and Assigns. Except as specifically modified hereby, all of the terms, covenants and conditions of the Lease shall remain in full force and effect and shall be binding on the parties hereto, their successors and assigns.

[Signatures on following page]

IN WITNESS WHEREOF, this Amendment to Lease is made as of the day and year first above written.

LANDLORD:

21ST CENTURY TECHBANQ PASADENA, LLC,
WITNESS	a California limited liability company

	By:	/s/ Wu Juanling
Name: Wu Juanling
Title: President

WITNESS:	TENANT:
ROCKLEY PHOTONICS, INC.,
a Delaware corporation

/s/ Diane Wallace	By:	/s/ Amit Nagra
Name: Amit Nagra
Title: Chief Operating Officer

EXHIBIT A

SITE PLAN OF ADDITIONAL EXPANSION PREMISES

EXHIBIT B

CONSTRUCTION RIDER

1. Tenant Improvements. Tenant shall with reasonable diligence through a general contractor designated by Tenant and approved by Landlord (which contractor may be an affiliate of Landlord) construct and install in the Additional Expansion Premises the improvements and fixtures provided for in this Construction Rider (“Tenant Improvements”). All of the Tenant Improvements shall be constructed and installed at Tenant’s sole cost and expense and Landlord shall have no obligation to construct any tenant improvements or alterations in the Additional Expansion Premises; provided, however, that Landlord shall contribute to the cost of Tenant Improvements described herein the Tenant Improvement Allowance set forth in Section 10.1 of this Amendment and Section 1.3 of this Construction Rider, and Landlord shall, at Landlord’s sole cost and expense, renovate the restroom serving the Additional Expansion Premises in compliance with all applicable laws, including but not limited to the Americans with Disabilities Act, with the scope of such renovation, materials used, and timing of completion to be determined by Landlord in its reasonable discretion. Landlord and Tenant each shall designate in writing an individual authorized to act as a representative of each respective party with respect to all approvals, directions and authorizations pursuant to this Construction Rider.

1.1 Plans.

1.1.1 Space Plan; Construction Documents. The Tenant Improvements shall be constructed substantially as shown on the plans for the Additional Expansion Premises prepared by the space planner retained by Tenant as the space planner for the Additional Expansion Premises (“Space Planner”), which space plan shall be promptly delivered to Landlord for Landlord’s review and prior approval prior to the commencement of construction of Tenant Improvements (the “Space Plan”). Tenant shall also retain engineering consultants reasonably approved by Landlord (the “Engineers”) (such approval not to be unreasonably withheld, conditioned, or delayed), to prepare all plans and engineering construction documents relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Additional Expansion Premises. The plans and drawings to be prepared by the Engineers and the Space Plan to be prepared by the Space Planner may collectively be referred to as the “Construction Documents.”

1.1.2 Construction Documents. Tenant shall promptly cause the Space Planner and the Engineers to complete the architectural and engineering drawings for the Additional Expansion Premises, and the Space Planner shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing Construction Documents in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Construction Documents”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with two (2) copies signed by Tenant of such Final Construction Documents. Landlord shall, within five (5) business days after Landlord’s receipt of the Final Construction Documents, either (i) approve the Final Construction Documents, (ii) approve the Final Construction Documents subject to specified conditions to be satisfied by Tenant prior to submitting the approved Final Construction Documents for permits as set forth below, if the Final Construction Documents are inconsistent with the Space Plan, or

(iii) disapprove and return the Final Construction Documents to Tenant with requested revisions if the Final Construction Documents are inconsistent with the Space Plan. If Landlord disapproves the Final Construction Documents, Tenant may resubmit the Final Construction Documents to Landlord at any time, and Landlord shall approve or disapprove of the resubmitted Final Construction Documents, based upon the criteria set forth in this Section 1.1.2 within three (3) business days after Landlord receives such resubmitted Final Construction Documents.

Once approved by Landlord as set forth above, the Final Construction Documents shall be referred to as the “Approved Construction Documents,” and such Final Construction Documents shall be so approved by Landlord prior to the commencement of construction of the Additional Expansion Premises by Tenant. After approval by Landlord of the Final Construction Documents, Tenant shall cause the Space Planner to submit the Approved Construction Documents to the appropriate municipal authorities for all architectural and structural permits (the “Permits”), provided that (a) the Space Planner shall provide Landlord with a copy of the package that it intends to submit prior to such submission, and (b) if there are Building modifications required to obtain the Permits, then Tenant shall obtain Landlord’s prior written consent to any such Building modifications. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any certificate of occupancy (or other documentation or approval allowing Tenant to legally occupy the Additional Expansion Premises) for the Additional Expansion Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in performing ministerial acts reasonably necessary to enable Tenant to obtain any such certificate of occupancy (or other documentation or approval allowing Tenant to legally occupy the Additional Expansion Premises). No changes, modifications or alterations in the Approved Construction Documents may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld or delayed.

1.2 Construction of Tenant Improvements.

1.2.1 Contractor; Tenant’s Representatives. Tenant shall retain a qualified and licensed general contractor selected by Tenant in Tenant’s reasonable discretion and approved by Landlord (which approval shall not be unreasonably delayed, conditioned or withheld) (the “Contractor”) for the construction of the Tenant Improvements, which Contractor shall be a qualified, reputable, general contractor experienced in class A office building tenant improvement construction in the greater Los Angeles area. The Space Planner, Engineers, Contractor, other contractors, subcontractors, consultants, laborers, vendors, and material suppliers retained and/or used by Tenant in connection with the Tenant Improvements shall be known collectively as “Tenant’s Representatives.”

1.2.2 Construction Contract; Final Cost Estimate. Prior to commencement of construction, Tenant shall submit a copy of the executed contract with the Contractor for the construction of Tenant Improvements, including the general conditions with Contractor (the “Contract”) to Landlord for its records. Prior to the commencement of the construction of Tenant Improvements, and after Tenant has accepted all bids and proposals for the Tenant Improvements, Tenant shall provide Landlord with (i) a detailed breakdown, by trade, for all of Tenant’s Representatives, of the final estimated costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (the “Final Cost Estimate”), which costs shall include, but not be limited to, the costs of the Space Planner’s and Engineers’ fees and the Landlord construction coordination fee as set forth in Section 2 below.

1.2.3 Construction. Upon Tenant’s receipt of Approved Construction Documents and Permits, Tenant shall proceed with reasonable diligence to cause the Tenant Improvements to be Substantially Completed as soon as reasonably practicable following the Additional Expansion Premises Delivery Date. The Tenant Improvements shall be deemed to be “Substantially Completed” when they have been completed in accordance with the Approved Construction Documents except for finishing details, minor omissions, decorations and mechanical adjustments of the type normally found on an architectural “punch list.” (The definition of Substantially Completed shall also define the terms “Substantial Completion” and “Substantially Complete.”)

Following Substantial Completion of the Tenant Improvements, Tenant shall inspect the Additional Expansion Premises and prepare a “punch list” of agreed items of construction remaining to be completed. Tenant shall complete the items set forth in the punch list as soon as reasonably possible.

1.2.4 Indemnity; Insurance. Tenant’s indemnity of Landlord as set forth in Article 10 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Representatives, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements. All of Tenant’s Representatives shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 11 of the Lease, and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as the Contractor and subcontractors. Additionally, Tenant or Contractor shall also carry “Builder’s All Risk” insurance in an amount approved by Landlord, which shall in no event be less than the amount actually carried by Tenant or Contractor, covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to Article 11 of the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord.

1.3 Cost of Tenant Improvements. As set forth in Section 10.1 of this Amendment, Landlord shall contribute a one-time Tenant Improvement Allowance in the amount equal to Thirty-Two and 50/100 Dollars ($32.50) per rentable square foot of the Additional Expansion Premises toward third party hard costs for the construction of Tenant Improvements (specifically excluding soft costs such as costs relating to Tenant’s fixtures, furniture, equipment, personal property, and data cabling). Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for the Tenant Improvements. The Tenant Improvement Allowance shall be paid to Tenant within ten (10) business days of the date that Tenant has provided to Landlord an invoice(s) from Tenant’s contractor in an amount at least equal to the Tenant Improvement Allowance, and lien waiver(s) in connection therewith. In the event that Landlord has failed to pay to Tenant, when due, any portion of the Tenant Improvement Allowance, Tenant shall provide to Landlord written notice thereof. If Landlord’s failure to pay continues for fifteen (15) business days following such first written notice, Tenant may offset the amount of the Tenant Improvement Allowance due to Tenant from Rent due to Landlord. Such offset shall end when Tenant has offset the full amount of the Tenant Improvement Allowance owed to Tenant.

The balance, if any, of the cost of the Tenant Improvements (“Additional Cost”), including, but not limited to, soft costs, usual markups for overhead, supervision and profit, shall be paid by Tenant, with all payments made by Tenant directly to Tenant’s Representatives, and such payment by Tenant shall be a condition to Landlord’s obligation to pay any amounts of the Tenant Improvement Allowance.

1.4 Changes. If Tenant requests any material change, addition or alteration in or to any Approved Construction Documents (“Changes”) Tenant shall (i) inform the Landlord of the desired Changes and obtain Landlord’s written approval thereof which shall be granted or withheld in accordance with the terms of Section 1.1.2 within no more than three (3) business days after the date of Tenant’s request for approval (and if Landlord has not responded within such three (3)-day period, such request for a Change shall be deemed approved); (ii) following Landlord’s approval of Changes, cause the Space Planner to prepare additional plans implementing such Changes; and (iii) promptly pay the cost of preparing additional plans directly to the Space Planner.

2. Construction Coordination Fee. Tenant shall pay to Landlord the construction coordination fee in accordance with the terms of Section 6.3 of the Lease.

3. Ownership of Tenant Improvements. All Tenant Improvements, whether installed by Landlord or Tenant and whether installed at Tenant’s cost or with the use of the Tenant Improvement Allowance, shall become a part of the Additional Expansion Premises, shall be the property of Landlord and, subject to the provisions of the Lease, shall be surrendered by Tenant with the Additional Expansion Premises, without any compensation to Tenant, at the expiration or termination of the Lease in accordance with the provisions of the Lease.

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